                                                                   Exhibit 99.2

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:                                      Commission File Number:
JUNE 13, 1997                                                 0-11672
-------------                                                 -------

                             HORIZON BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  WEST VIRGINIA                                                                  55-0631939
--------------------------------------------------                           ----------------------------------------------------
 (State or other jurisdiction of incorporation or                                   (I.R.S. Employer Identification No.)
                  organization)

           ONE PARK AVENUE, BECKLEY, WV                                                             25801
---------------------------------------------------                          ----------------------------------------------------
     (Address of principal executive offices)                                                    (Zip Code)

                                (304) 255-7000
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                        (This report contains (1) page)


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ITEM 5.  OTHER EVENTS

On May 30, 1997, Horizon Bancorp, Inc. ("Horizon") announced the signing of an agreement and plan of merger by HB Acquisition Company ("HB"), a wholly owned subsidiary of Horizon, and Beckley Bancorp, Inc. ("Beckley").

Pursuant to the terms of the proposal, shareholders of Beckley will receive Twenty Five Dollars and Sixty Four Cents ($25.64) in cash for each of the outstanding shares of Beckley. The acquisition, which is an all cash transaction, will be accounted for as a purchase transaction. Beckley reported total assets of $44.6 million and stockholders' equity of approximately $11.2 million. The transaction, which is subject to approval by the appropriate regulatory authorities and the shareholders of Beckley, is expected to be completed in the third quarter.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c).  Exhibits.

         20.  Press release dated May 30, 1997

         99.  Agreement and Plan of Merger dated May 30, 1997

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 HORIZON BANCORP, INC.

                                                 By: /s/ FRANK S. HARKINS, JR.
                                                    ----------------------------
                                                 Frank S. Harkins, Jr.
                                                 Chairman of the Board and CEO

Date:  June 13, 1997


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                                                                      Exhibit 20


NEWS RELEASE
FOR RELEASE: MAY 30, 1997

Contacts:  C. Duane Blankenship, Vice President & CFO
           Horizon Bancorp, Inc.
           (304) 255-7310
           Duane K. Sellards, President & CEO
           Beckley Bancorp, Inc.
           (304) 252-6201

HORIZON BANCORP AND BECKLEY BANCORP ANNOUNCE AGREEMENT AND PLAN OF MERGER

Horizon Bancorp, Inc. ("Horizon") and Beckley Bancorp, Inc. ("Beckley") jointly announce today that HB Acquisition Company ("HB"), a wholly owned subsidiary of Horizon, and Beckley have entered into an Agreement and Plan of Merger (the "Agreement") which sets forth the terms and conditions under which Beckley would merge with HB (the "Merger").

The Agreement provides that each outstanding share of common stock of Beckley shall be acquired for a cash payment of Twenty Five Dollars and Sixty Four Cents ($25.64) per share. The transaction is valued at $16.9 million and will be accounted for using the purchase method of accounting.

Subsequent to the date of the Agreement, Bank of Raleigh ("Raleigh"), a wholly owned subsidiary of Horizon, and Beckley Federal Savings Bank ("Federal"), a wholly owned subsidiary of Beckley, plan to enter into a bank merger agreement providing for Federal to merge into Raleigh with Raleigh surviving.

The transaction is subject to approval by the appropriate regulatory authorities and the stockholders of Beckley with an expected closing during the third quarter of 1997.

Horizon operates five banks with twenty-one offices in West Virginia. Counties served include Raleigh, Fayette, Greenbrier, Summers, Pocahontas, Cabell, Lincoln, and Wayne. At March 31, 1997 Horizon had consolidated assets of $942.8 million, total loans of $644.2 million and deposits of $789.4 million. For the three months ended March 31, 1997 Horizon earned $3,242,000 which represents an annualized return on average assets of 1.38% and an annualized return on average equity of 11.76%. Horizon is a multi-bank holding company headquartered in Beckley, West Virginia. Horizon's common stock is traded on the NASDAQ National Market System with a ticker symbol of HZWV.

Beckley operates one bank with two offices located in Beckley, Raleigh County, West Virginia. Horizon presently operates six offices of Bank of Raleigh; five offices in Beckley, Sophia, and Beaver, Raleigh County, West Virginia and one office in Oak Hill, Fayette County, West Virginia. Beckley reported total assets of $44.6 million, total deposits of $33.0 million and total loans of $20.4 million at March 31, 1997.

                                                                      Exhibit 99


                                 AGREEMENT AND
                                 PLAN OF MERGER
                                 BY AND BETWEEN
                             HB ACQUISITION COMPANY
                                      AND
                             BECKLEY BANCORP, INC.

         THIS AGREEMENT (hereinafter called "Agreement") is entered into as of the 30th day May, 1997, by and between HB ACQUISITION COMPANY and BECKLEY BANCORP, INC. and joined in by BECKLEY FEDERAL SAVINGS BANK and BANK OF RALEIGH.

         WHEREAS, HB Acquisition Company ("NewCo") is a newly formed West Virginia corporation with its principal office and place of business located in Beckley, West Virginia; and

         WHEREAS, Bank of Raleigh ("Raleigh") is a West Virginia state bank with its principal office and place of business located in Beckley, West Virginia; and

         WHEREAS, Horizon Bancorp, Inc. ("Horizon") is the sole shareholder of NewCo and the sole shareholder of Raleigh; and

         WHEREAS, Beckley Federal Savings Bank ("Beckley") is a federal savings bank with its principal office and place of business located in Beckley, West Virginia, having one subsidiary, Two Hundred Corporation ("THC"); and

         WHEREAS, Beckley Bancorp, Inc. ("BBI") is the sole shareholder of Beckley, and has principal offices located in Beckley, West Virginia; and

         WHEREAS, NewCo and BBI have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for NewCo to be merged with BBI with BBI as the surviving corporation with the effect that each of the outstanding shares of BBI's common stock ("BBI Stock") and all outstanding stock options ("BBI Options") will be acquired for cash all in the manner and upon the terms and conditions contained in this Agreement (the "Merger"); and

         WHEREAS, to effectuate the foregoing, NewCo and BBI desire to adopt this Agreement as a plan of merger; and

         WHEREAS, NewCo's Board of Directors has approved this Agreement and will recommend to its sole shareholder, Horizon, that it approve the transactions described herein; and

         WHEREAS, BBI's Board of Directors has approved this Agreement and will recommend to its shareholders that they approve the transactions described herein;

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         NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, NewCo and BBI intending to be legally bound hereby adopt and make this Agreement and mutually agree as follows:

                         ARTICLE I. THE PLAN OF MERGER

1.1 NAMES OF MERGING CORPORATIONS. The names of the corporations proposed to be merged are BECKLEY BANCORP, INC. and HB ACQUISITION COMPANY.

1.2. NATURE OF TRANSACTION. Subject to the provisions of this Agreement, at the "Effective Time", defined below, BBI and NewCo shall be merged with BBI as the surviving corporation (the "Merger").

1.3. EFFECT OF MERGER; SURVIVING CORPORATION; BANK MERGER. At the Effective Time and by reason of the Merger, the separate corporate existence of NewCo shall cease while the corporate existence of BBI as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Contemporaneously with the Merger, Beckley shall be merged with and into Raleigh, whereupon the separate corporate existence of Beckley shall cease (the "Bank Merger"). NewCo may but is not required to waive the requirement that the Bank Merger occur contemporaneously with the Merger. Within seven (7) days of the date of this Agreement, NewCo and BBI agree to cause Raleigh and Beckley, respectively, to execute a bank merger agreement substantially in the form of that agreement attached hereto as Exhibit A and to submit the same to their respective shareholders for approval no later than June 30, 1997.

1.4. ASSETS AND LIABILITIES OF BBI AND NEWCO. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of NewCo (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action, insurance policies, and every other interest of or belonging to or due to NewCo, whether tangible or intangible) shall vest in BBI as the surviving corporation, and BBI as the surviving corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature and shall assume the liabilities and lawful obligations of NewCo, all without any conveyance, assignment or further act or deed whereupon BBI as the surviving entity shall continue.

1.5. CANCELLATION AND PAYMENT FOR STOCK AND OPTIONS.

A. CANCELLATION OF BBI STOCK AND BBI OPTIONS; CASH CONSIDERATION. At the Effective Time all rights of BBI's shareholders with respect to all then outstanding shares of BBI Stock shall cease to exist and the holders of shares of BBI Stock shall cease to be and shall have no further rights as shareholders of BBI. All BBI Options existing and unexercised at the Effective Time shall be canceled. All rights to acquire BBI Stock under the Beckley

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         Management Stock Bonus Plan ("MSBP") shall be canceled. In exchange for each outstanding share of BBI Stock or fraction thereof (other than shares held by BBI as treasury shares or as to which dissenters rights are properly exercised) each holder of such Stock shall receive cash in the amount of Twenty-Five Dollars and Sixty Four Cents ($25.64) per share subject to increase as provided below if Closing does not occur by September 30, 1997 (the "Cash Payment"). In the event of any Stock split, Stock dividend or other recapitalization by BBI, the Cash Payment shall be adjusted proportionately. The holders of BBI Options ("Option Holders) shall receive in exchange for cancellation thereof the Cash Payment less the amount required at the Effective Time to exercise the option. Holders of restricted Stock awards under the MSBP ("Award Holders") shall receive in exchange for cancellation of such awards and all further rights to any Stock or awards under the MSBP the Cash Payment; provided; however, on or prior to the Effective Time, BBI may cancel the BBI Options and MSBP stock awards in exchange for a cash payment to the Award Holders or Option Holders equivalent to that which would otherwise be paid as of the Effective Time by NewCo, less applicable tax withholding. The Cash Payment shall increase by Two Cents (2(cent)) per share for each month or portion thereof beginning October 1, 1997 that the Merger is not effective unless such delay is requested by BBI, in which case no increase shall occur for the amount of delay occasioned by the BBI request. The total shares (including an option as a share and including restricted Stock) to be acquired hereunder is Six Hundred Sixty Thousand Eight Hundred and Fifty Four (660,854) shares such being the total number of shares outstanding (i) assuming all BBI Options were exercised and (ii) including MSBP stock awards.

B. SURRENDER OF CERTIFICATES. Following the Effective Time, certificates representing shares of BBI Stock outstanding at the Effective Time (herein sometimes referred to as the "Certificates") shall be surrendered for payment as follows. As promptly as practicable following the Effective Time, NewCo shall send or cause to be sent to each former BBI shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Certificates. Upon the proper surrender and delivery in accordance with NewCo's instructions and accompanied by a properly completed Transmittal Letter by a former BBI shareholder of his, her or its Certificates(s), NewCo shall remit or cause to be remitted to the shareholder the Cash Payment to which the shareholder is entitled. In the case of BBI Options, prior to Closing, NewCo shall send or cause to be sent to each Option Holder a letter acknowledging cancellation of the option rights ("Cancellation Letter"). Upon receipt of a properly completed Cancellation Letter, NewCo shall remit or cause to be remitted to the sender the Cash Payment to which such person is entitled as soon as practicable after the Effective Time. Following the Effective Time, there shall be no transfers of BBI Stock on the stock transfer books of BBI or the registration of any transfer of a Certificate by any holder thereof.

C. DISSENTERS. Any shareholder of BBI who properly exercises the right of dissent and appraisal with respect to the Merger ("Dissenters Rights") shall be entitled to receive payment of the fair value of his or her shares of BBI Stock in the manner and pursuant to the procedures provided by applicable law. Shares of BBI Stock held by persons who exercise Dissenters Rights shall not be exchanged for the Cash Payment; provided, however, that if any shareholder of BBI who exercises Dissenters Rights shall fail to perfect his or her right

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         to dissent or effectively shall waive or lose such right, then each of his or her shares of BBI Stock, at NewCo's sole option, shall be deemed to have been exchanged for the Cash Payment as of the Effective Time.

 D. LOST CERTIFICATES. After the Effective Time, any former shareholder of BBI whose Certificate evidencing shares of BBI Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive the Cash Payment to which he or she is entitled upon compliance with reasonable conditions imposed by NewCo including, without limitation, a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to NewCo and execute an affidavit of ownership and entitlement.

E. OUTSTANDING NEWCO STOCK. The status of the shares of NewCo common stock which are outstanding immediately prior to the Effective Time shall not be affected by the Merger. Such stock shall be and become by operation of law the sole outstanding stock of the surviving corporation.

1.6. CERTIFICATE OF INCORPORATION, BYLAWS AND MANAGEMENT. The Certificate of Incorporation and Bylaws of BBI in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving corporation. The officers and directors of NewCo in office at the Effective Time shall become the officers and directors of the surviving corporation and shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The directors and officers of BBI shall resign at the Effective Time.

1.7. CLOSING AND EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Robinson & McElwee LLP in Charleston, West Virginia, or at such other place as NewCo shall designate, on a date specified by NewCo (the "Closing Date") after the expiration of any and all required waiting periods following the receipt of required approvals of the Merger and the Bank Merger by governmental or regulatory authorities. Notwithstanding the foregoing, BBI may postpone Closing to no later than November 1, 1997 provided (i) such delay shall not jeopardize merely by the passage of time associated with such delay the likelihood that the transactions described herein will be consummated, (ii) the delay will not cause additional significant expense to either party, and (iii) BBI reasonably believes that such delay will benefit its shareholders as a result of a reasonably anticipated changes in any law applicable to such shareholders. At the Closing, NewCo and BBI shall take such actions including without limitation the delivery of certain closing documents and the execution of such Certificates of Merger as are required herein and as otherwise shall be required by law to consummate the Merger and the Bank Merger and cause them to become effective.

         Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of governmental and regulatory authorities), the Merger shall become effective on the date and at the time (the "Effective Time") specified in the Certificate of Merger for the Merger filed with the appropriate governmental body in accordance with law; provided, however, that the Effective Time shall in no event be more than ten
(10) days following the Closing Date.

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1.8 RESERVATION OF RIGHT TO RESTRUCTURE. NewCo reserves the right to restructure the proposed acquisition in any manner which does not lessen the Cash Payment nor causes Beckley or BBI to receive any less benefit or protection as provided for herein.

                   ARTICLE II. REPRESENTATIONS AND WARRANTIES

2.1. REPRESENTATIONS AND WARRANTIES OF BBI. Except as otherwise disclosed herein or disclosed to NewCo in writing in the form of a document specifically designated as a "Disclosure Statement" (the "BBI Disclosure Statement") which shall be delivered by BBI to NewCo within fifteen (15) days of the execution of this Agreement, to the best of its knowledge, BBI hereby represents and warrants to NewCo as follows:

A. ORGANIZATION; STANDING; POWER. BBI and Beckley (i) are duly organized and incorporated, validly existing and in good standing (as a unitary savings and loan holding company and a federal savings bank, respectively) under the laws of the State of Delaware and federal law, respectively; (ii) have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted; (iii) are duly qualified to do business in West Virginia and in each other jurisdiction in which the character of the properties owned, leased or operated by them therein or in which the transaction of their business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Beckley or BBI; and (iv) are not transacting business or operating any properties owned or leased by them in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Beckley or BBI.

B. CAPITAL STOCK. BBI's authorized capital stock consists of One Million Two Hundred Fifty Thousand (1,250,000) shares of common stock and Two Hundred Fifty Thousand (250,000) shares of preferred stock, of which Six Hundred One Thousand Four Hundred Sixty Five (601,465) shares of common stock ("BBI Stock") are issued and outstanding and constitute BBI's only outstanding securities. BBI has Fifty Nine Thousand Three Hundred Eighty Nine (59,389) shares of common stock subject to option agreements and Four Thousand Two Hundred Eighty Four (4,284) shares of common stock held under the MSBP of which Four Thousand Two Hundred Eighty Four (4,284) shares have been allocated to participants under the MSBP.

                  Each outstanding share of BBI Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, (ii) has not been issued in violation of the preemptive rights of any shareholder, and (iii) is subject to the registration and reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The BBI Stock trades on the over-the-counter market (OTC Bulletin Board) under the symbol "BCKB."

                  Beckley's authorized capital stock consists of (i) One Million Two Hundred Fifty Thousand (1,250,000) shares of common stock, One Cent ($.01) par value, of which One

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         Hundred Thousand (100,000) shares ("Beckley Stock") are outstanding and issued to BBI and which constitute Beckley's only outstanding securities and (ii) Two Hundred Fifty Thousand (250,000) shares of preferred stock ($0.01 par value ), none of which are issued and outstanding. Each outstanding share of Beckley Stock has been duly authorized and is validly issued and outstanding and is fully paid and nonassessable.

C. SUBSIDIARIES. Beckley is BBI's only subsidiary. Beckley has one subsidiary, THC. Except as set forth in the BBI Disclosure Statement, neither Beckley, THC nor BBI own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, nor is any commitment, agreement or understanding to acquire any such stock or equity interest binding or enforceable upon Beckley, BBI or THC.

D. CONVERTIBLE SECURITIES, OPTIONS, ETC. Except as shown on the BBI Disclosure Statement, Beckley, BBI and THC do not have any outstanding
         (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Beckley Stock, or BBI Stock or THC Stock or into any other securities of Beckley, BBI, or THC (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Beckley Stock, or BBI Stock or THC Stock or any other securities of Beckley, BBI, or THC or (iii) plan, agreement or other arrangement pursuant to which shares of Beckley Stock , or THC or BBI Stock or any other securities of Beckley, BBI or THC or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or will be issued.

E. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by BBI's Board of Directors and executed and delivered on BBI's behalf. Subject only to approval of this Agreement by the shareholders of BBI in the manner required by law and required regulatory approval, (i) BBI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to authorize BBI to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of BBI enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

F. VALIDITY OF TRANSACTIONS AND ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by BBI with any of its obligations or agreements contained herein, will:
         (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Certificate of Incorporation, Charter or Bylaws of Beckley or BBI, or any material contract, agreement, lease, mortgage, note, bond,

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         indenture, license, or obligation or understanding (oral or written)
         to which Beckley or BBI is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of the properties or assets of Beckley or BBI; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Beckley or BBI; or (v) interfere with or otherwise adversely affect the ability of either Beckley or BBI to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with BBI's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of BBI's and Beckley's shareholders and of governmental or regulatory authorities.

G. REGULATORY REPORTS. Beckley and BBI have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that are required to be filed with (i) the Federal Deposit Insurance Corporation (the "FDIC") including the Savings Association Insurance Fund ("SAIF"), (ii) the Securities and Exchange Commission (the "SEC"), (iii) the Office of Thrift Supervision (the "OTS") and/or (iv) any other governmental or regulatory authorities having jurisdiction over Beckley or BBI. All such reports, registrations and statements filed by Beckley and BBI with the FDIC, the OTS, the SEC or other such regulatory authority are collectively referred to hereinafter as the "Regulatory Reports". As of their respective dates, the Regulatory Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and were accurate in all material respects. Neither Beckley nor BBI has been notified that any such Regulatory Reports were deficient in any material respect as to form or content. Following the date of this Agreement, Beckley and BBI shall deliver to NewCo, simultaneous with the filing thereof, a copy of each report, registration, statement, or other regulatory filing made by Beckley or BBI with the FDIC, the OTS, the SEC, or any other regulatory authority unless such delivery is contrary to law or regulation.

H. FINANCIAL STATEMENTS. BBI has delivered to NewCo a copy of its consolidated balance sheets as of December 31, 1995 and December 31, 1996, and its consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, together with notes thereto and the audit reports (collectively, the "BBI Financial Statements"), and (ii) its consolidated balance sheet as of March 31, 1997 and its statement of operations for the three (3) months ended March 31, 1997 (the "BBI Interim Financial Statements"); and, following the date of this Agreement, BBI promptly will deliver to NewCo all other annual or interim financial statements prepared by or for Beckley or BBI. The BBI Financial Statements and the BBI Interim Financial Statements (including any related notes and schedules thereto) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with Regulation S-X of the 1934 Securities Exchange Act and present fairly BBI's financial position, results of operations and cash flows as of the dates indicated and for the periods specified therein. The BBI Financial Statements through December 31, 1996 have been audited by Mason and Bashaw, CPA's, A.C., BBI's independent certified public accountants.

I. TAX RETURNS AND OTHER TAX MATTERS. (i) Through December 31, 1996, Beckley, BBI and THC have timely filed or caused to be filed all federal, state and local tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of BBI, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, business and occupation, franchise, sales, use, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Beckley, BBI or THC or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the BBI Financial Statements; (iii) except as set forth in BBI's Disclosure Statement, the tax returns and reports of Beckley, BBI and THC have not been subject to audit by the Internal Revenue Service (the "IRS") or the Department of Tax and Revenue of the State of West Virginia or any other state in the last ten (10) years, and neither Beckley, BBI nor THC has received any indication of the pendency of any audit or examination in connection with any tax return or report and have no knowledge that any such return or report is subject to adjustment; and
         (iv) neither Beckley, BBI nor THC has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

J. ABSENCE OF MATERIAL ADVERSE CHANGES. Since March 31, 1997, Beckley, BBI and THC have conducted their business only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the financial condition of Beckley, BBI or THC or in their results of operations, prospects, business, assets, loan portfolio, investments, properties or operations except as may be set forth in the BBI Disclosure Statement.

K. ABSENCE OF UNDISCLOSED LIABILITIES. Beckley, BBI and THC do not have any liabilities or obligations, whether matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the BBI Disclosure Statement, BBI Financial Statements or the BBI Interim Financial Statementbusinessi) obligations or liabilities incurred in the ordinary course of their since April 30, 1997 which are not in the aggregate, material to Beckley, BBI and THC.

L. COMPLIANCE WITH EXISTING OBLIGATIONS. Beckley, BBI and THC have performed in all material respects all obligations required to be performed by them under, and they are not in default in any respect under, or in violation in any respect of, the terms and conditions of their respective Certificate of Incorporation, Charter or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which Beckley, BBI or THC is bound or by which the business, capital stock or any property or asset of Beckley, BBI or THC may be affected.

M. LITIGATION AND COMPLIANCE WITH LAW. (i) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Beckley and BBI, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Beckley and BBI threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Beckley, BBI or THC or any of their properties, assets or employees which, if determined adversely, could result in liability on the part of Beckley, BBI or THC for, or subject Beckley, BBI or THC to, monetary damages, fines or penalties or an injunction, or which could have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Beckley, BBI or THC or on the ability of BBI to consummate the Merger or Beckley to consummate the Bank Merger.

                  (ii) Beckley, BBI and THC have all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations are or have been recorded or noted by an supervisory agency or body in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of Beckley or BBI, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

                  (iii) Neither Beckley, BBI nor THC is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC or the OTS) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance, or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Beckley, BBI or THC which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of Beckley, BBI or THC; and, neither Beckley, BBI nor THC has been advised nor has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

                  (iv) Neither Beckley, BBI nor THC is in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Beckley) and to the best of the knowledge and belief of the directors of Beckley and BBI, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

N. REAL PROPERTIES. The BBI Disclosure Statement and/or the BBI Financial Statements lists all real property owned by Beckley, BBI and THC including improvements thereon (including Beckley's banking facilities and all other real estate or foreclosed properties including improvements thereon owned by Beckley) ("Real Property") and all leases pertaining to any such Real Property to which Beckley, BBI or THC is a party ("Real

         Property Leases"). With respect to all Real Property, Beckley, BBI or THC has good and marketable title to such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Beckley, BBI or THC(as lessor or lessee) or its respective lessor or lessee which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) the execution and delivery of this Agreement does not constitute an event of default thereunder.

                  To the best of the knowledge and belief of management of Beckley and BBI, the Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial purposes or its historical purpose as a matter of right rather than as a conditional or nonconforming use.

                  Except as disclosed in the BBI Disclosure Statement, all improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which interferes (or will interfere after the Merger) with the use or affects the economic value thereof.

O. LOANS, ACCOUNTS, NOTES AND OTHER RECEIVABLES. (i) All loans, accounts, notes and other receivables reflected as assets on Beckley's books and records (A) have resulted from bona fide business transactions in the ordinary course of Beckley's operations, (B) generally were made in all material respects in accordance with Beckley's standard loan policies and procedures, and (C) are owned by Beckley free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                  (ii) All records of Beckley regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which Beckley's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in Beckley's records of such loan.

                  (iii) To the best knowledge of Beckley and BBI, each loan reflected as an asset on Beckley's books, and each guaranty therefore, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                  (iv) Beckley previously has furnished to NewCo (A) a written listing of each loan, extension of credit or other asset of Beckley which, as of March 31, 1997, is classified by the OTS, or by Beckley as "Loss," "Doubtful," "Substandard," or "Special Mention" (or otherwise by words of similar import), or which Beckley has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (B) a written listing of each loan or extension of credit of Beckley which, as of March 31, 1997, was past due as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit in a timely manner. Each such listing is accurate and complete as of the date indicated.

                  (v) Beckley's reserve for possible losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements of the FDIC and rules and policies of the OTS and, in the best judgment of management of Beckley and BBI, is reasonable in view of the size and character of Beckley's loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Beckley's loan portfolio and other real estate owned. At March 31, 1997, Beckley's Loan Loss Reserve was Three Hundred and Five Thousand Dollars ($305,000.00). Since that date, such reserve has not been adjusted below the greater of $305,000.00 or 1.47% of outstanding loans.

P. SECURITIES PORTFOLIO AND INVESTMENTS. Other than as disclosed in the BBI Disclosure Statement, all securities owned by Beckley, BBI or THC (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Beckley, BBI or THC to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Beckley, BBI or THC is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Beckley has "purchased" securities under agreement to resell, Beckley has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Beckley which is secured by such collateral.

                  Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since March 31, 1997, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Beckley's or BBI's securities portfolio as a whole nor has any portion of such portfolio been handled as a trading as opposed to an investment account.

Q. PERSONAL PROPERTY AND OTHER ASSETS. All assets of Beckley, BBI or THC other than those other assets referred to in Paragraphs 2.1.o. and 2.1.p. (but including all banking equipment, data processing equipment, vehicles, and all other personal property located in or used in the operation of each office of Beckley or otherwise used by Beckley, BBI or THC in the operation of its business) are owned by Beckley, BBI or THC free and clear of all liens, encumbrances, leases, title defects, or exceptions to title. Except as set forth in the BBI Disclosure Statement, all of Beckley's, BBI's and THC's personal property material to its respective business is in good operating condition and repair, ordinary wear and tear excepted.

R. PATENTS AND TRADEMARKS. Beckley, BBI and THC each own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets, and proprietary and other confidential information necessary to conduct their business as now conducted; and, neither Beckley, BBI nor THC has violated, or currently is in conflict with, any patent, license, trademark, trade name, copyright, or proprietary right of any other person or entity.

S. ENVIRONMENTAL MATTERS. (i) Beckley has delivered to NewCo copies of all written reports, correspondence, notices, or other materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property or any of Beckley's Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property, any Loan Collateral or otherwise involving Beckley, BBI or THC.

                  (ii) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up, or remediation of any Hazardous Substances (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best of the knowledge and belief of management of Beckley and BBI, the Loan Collateral, which constitutes a violation of any Environmental Laws.

                  (iii) Neither Beckley, BBI nor THC is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs, or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up, or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best of the knowledge and belief of management of Beckley and BBI, any Loan Collateral by Beckley or any other person or entity.

                  (iv) No facts, events or conditions relating to the Real Property or, to the best knowledge of management of Beckley and BBI, any Loan Collateral, or the operations of Beckley at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial, or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental Laws.

                  (v) For purposes of this Agreement, "Environmental Laws" shall include:

                  (A) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                  (B)      all contractual agreements, and

                  (C) all common law, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

                  For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBS; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions (or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

T. ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS. Other than Baxter Fentriss & Co., no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of Beckley, BBI, or THC or any of their Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein, and neither BBI, Beckley nor THC has agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

U. EMPLOYMENT AGREEMENTS AND MATTERS. Other than the January 1, 1997 employment agreement with Duane K. Sellards ("Sellards Contract"), neither Beckley, BBI nor THC is a party to or bound by any oral or written employment agreement, express or implied, with any of its directors, officers or employees, or to any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. Each of Beckley, BBI and THC (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all compensation for labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or when Beckley, BBI or THC has a policy or practice of making such payments, and (ii) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters. There is no pending, or to its knowledge, threatened dispute or strike involving Beckley, BBI or THC and any of their respective employees, or any pending or to its knowledge or threatened proceeding in which it is asserted that Beckley, BBI or THC has committed an unfair labor practice; and, neither Beckley nor BBI nor THC is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

V. MATERIAL CONTRACTS. Except for those documents described in the BBI Disclosure Statement neither Beckley nor BBI nor THC is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of Fifty Thousand Dollars ($50,000),
         (ii) which is not to be performed in full prior to September 30, 1997,
         (iii) which calls for the provision of goods or services to Beckley, BBI or THC and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Beckley, BBI or THC and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Beckley to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Beckley's business), (vii) which involves the purchase or sale of any assets of Beckley, BBI, or THC, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Beckley, BBI, or THC, or (viii) with any director, officer or principal shareholder of Beckley, BBI or THC including without limitation any employment or consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of Beckley's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons.

                  Neither Beckley nor BBI nor THC is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of Beckley, BBI or THC.

W. EMPLOYEE BENEFIT PLANS. (i) The BBI Disclosure Statement contains a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts or arrangements maintained or contributed to by Beckley, BBI or THC for the benefit of any employees, former employees, directors, former directors, or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, will be promptly supplied to NewCo Except as provided in the BBI Disclosure Statement, neither Beckley, BBI nor THC maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA, any "Multiple Employer Welfare Arrangement" within the meaning of
         Section 3(40) of ERISA or would be subject to any withdrawal liability under any Multi- employer Plan. Except as set forth in the BBI Disclosure Statement, each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a determination letter from the IRS and neither Beckley, BBI nor THC is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the

         Plans (and any Plans previously maintained by Beckley or BBI) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                  (ii) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Beckley, BBI or THC to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by Beckley, BBI or THC. Neither Beckley nor BBI nor THC has engaged in a transaction with respect to any Plan that could subject Beckley, BBI or THC to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA and none of them has any welfare or benefit plan which promises or provides for post-retirement or post-employment benefits or payments.

                  (iii) Beckley will promptly deliver to NewCo a true, correct and complete copy (including copies of all amendments thereto) of any Retirement Plan of Beckley, BBI or THC (the "Retirement Plans"), together with true, correct and complete copies of the summary plan description relating to the Retirement Plans, the most recent determination letter received from the IRS regarding the Retirement Plans, and the most recent Annual Report (Form 5500 series) and related schedules, if any, for the Retirement Plans.

                  Except as disclosed in the BBI Disclosure Statement, the Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trust under each Retirement Plan is an exempt trust under Section 501(a) of the Code, and a favorable determination letter with respect to each Retirement Plan has been obtained. There are no issues relating to said qualification or exemption of any Retirement Plan currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plan) all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plan have not violated) any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service, or other authority have been properly and timely filed. There are no issues or disputes with respect to the Retirement Plans or the administration thereof currently existing between Beckley, BBI, or THC or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Beckley, BBI or THC or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans.

                  (iv) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Beckley, BBI or THC with respect to any Retirement Plan or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Beckley, BBI or THC. Neither Beckley nor BBI nor THC presently contributes to a "Multi-employer Plan" or has contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA) maintained by Beckley, BBI or THC) have been timely made. Except as disclosed in the BBI Disclosure Statement, no Retirement Plan or any other "pension plan" maintained by Beckley, BBI or THC has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Beckley nor BBI nor THC has provided, or is required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Beckley, BBI or THC as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                  (v) There are no restrictions on the rights of Beckley, BBI or THC to amend or terminate any Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided herein) (A) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee, or consultant, (B) increase any benefits otherwise payable under any plan or agreement, or (C) result in any acceleration of the time of payment or vesting of any such benefit except that the Sellards' Contract, the MSBP and BBI option plan will accelerate.

X. INSURANCE. Beckley, BBI and THC have in effect a "banker's blanket bond" and other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions, and other property and liability insurance as listed in the BBI Disclosure Statement (the "Policies") . The Policies provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in the businesses of Beckley, BBI or THC or as is required by applicable law or regulation; and, in the reasonable opinion of management of Beckley and BBI, the insurance coverage provided under the Policies is considered reasonable and adequate in all respects for Beckley, BBI and THC. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility; and, Beckley, BBI and THC have taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither Beckley nor BBI nor THC is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy (and neither Beckley nor BBI nor THC is aware of any facts which would form the basis of any such claim), and neither Beckley nor BBI nor THC has knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

Y. INSURANCE OF DEPOSIT. All deposits of Beckley are insured by SAIF of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Beckley to the FDIC have been paid in full in a timely fashion, and, to the best of the knowledge and belief of Beckley's executive officers, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

Z. OPTIONS GRANTED; AWARDS. The BBI Disclosure Statement (i) lists the number of outstanding options held by and the name of the holder for each person to whom a stock option has been granted and currently is outstanding under any stock option for Beckley, BBI or THC and (ii) lists the number of shares and the name of each Award Holder for all shares involving the MSBP.

AA. OBSTACLES TO REGULATORY APPROVAL OR TAX TREATMENT. To the best of the knowledge and belief of BBI, there exists no fact or condition (including Beckley's record of compliance with the Community Reinvestment Act) relating to Beckley, BBI or THC that may reasonably be expected to (i) prevent or materially impede or delay Beckley, BBI or THC from obtaining the regulatory approvals required in order to consummate transactions described herein, and, if any such fact or condition becomes known to Beckley or BBI, BBI shall promptly (and in any event within three (3) days after obtaining such knowledge) communicate such fact or condition to NewCo.

BB. DISCLOSURE. To the best of the knowledge and belief of BBI, all written statements, certificates, schedules, lists, or other written information furnished by or on behalf of Beckley, BBI or THC at any time to NewCo in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, will be accurate in all material respects.

2.2. REPRESENTATIONS AND WARRANTIES OF NEWCO. NewCo hereby represents and warrants to BBI as follows:

A. ORGANIZATION; STANDING; POWER. NewCo (i) is duly organized and incorporated, validly existing and in good standing under the laws of West Virginia, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary except where failure so to qualify would not have a material adverse effect on NewCo and its affiliates considered as one enterprise, and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on NewCo and its affiliates considered as one enterprise.

B. CAPITAL STOCK. NewCo's authorized capital stock consists of Five Thousand (5,000) shares of common Stock ("NewCo Stock"). As of the date of this Agreement, an aggregate of Five Thousand (5,000) shares of NewCo Stock had been issued and were outstanding, all of which are owned by Horizon. NewCo's outstanding capital stock has been duly authorized and validly issued, and is fully paid and nonassessable.

C. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by NewCo's Board of Directors and executed and delivered on NewCo's behalf. Subject only to approval and ratification of this Agreement by Horizon as the sole shareholder of NewCo in the manner required by law and required regulatory approvals, (i) NewCo has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize NewCo to enter into this Agreement and to perform its respective obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of NewCo enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

D. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a material adverse effect on NewCo and its affiliates considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by NewCo with any of its obligations or agreements contained herein, will:

                  (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, NewCo's Certificate of Incorporation, Charter or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which NewCo is bound or by which it, its business, capital stock or any of its properties or assets may be affected;

                  (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of NewCo's properties or assets;

                  (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction, or decree of any court, administrative or regulatory agency or governmental body;

                  (iv) result in the acceleration of any obligation or indebtedness of NewCo; or,

                  (v) interfere with or otherwise adversely affect NewCo's ability to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with NewCo's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of NewCo's shareholder and of governmental or regulatory authorities.

E. OBSTACLES TO REGULATORY APPROVAL OR TAX TREATMENT. To the best of the knowledge and belief of the executive officers of NewCo, no fact or condition (including the record of compliance with the Community Reinvestment Act by Raleigh) relating to NewCo exists that may reasonably be expected to (i) prevent or materially impede or delay NewCo from obtaining the regulatory approvals required in order to consummate transactions described herein, and, if any such fact or condition becomes known to the executive officers of NewCo, NewCo promptly (and in any event within three (3) days after obtaining such knowledge) shall communicate such fact or condition to BBI.

F. DISCLOSURE. To the best of the knowledge and belief of NewCo, all written statements, certificates, schedules, lists or written information furnished by or on behalf of NewCo at any time to BBI in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, will be accurate and complete in all material respects. Each document delivered or to be delivered by NewCo to BBI is or will be a true and complete copy of such document, unmodified except by another document delivered by NewCo.

G. FINANCIAL CAPABILITY. NewCo has sufficient financial resources available to it to consummate the transactions contemplated herein and to make the required Cash Payment.

H. OTHER TRANSACTIONS. NewCo may have negotiations for the acquisition of other banking institutions. Nothing contained herein shall in any manner limit the ability of NewCo or any of its affiliates including Horizon to acquire additional banking institutions or other corporations, either before or after the Effective Date, for such consideration (cash, notes, common or preferred stock) and upon such terms and conditions as deemed appropriate by NewCo or Horizon or other affiliates as the case may be. Notwithstanding the foregoing, NewCo will not, and will use its best efforts to cause its affiliates to not, make or agree to make any acquisition or take any action that materially adversely affect its ability to consummate the transaction contemplated hereby in a reasonably timely manner.


                         ARTICLE III. COVENANTS OF BBI

3.1. AFFIRMATIVE COVENANTS OF BBI. BBI hereby covenants and agrees as follows with NewCo.:

A. BBI OPTION HOLDERS. BBI will use its best efforts to cause each Option Holder listed in the BBI Disclosure Statement (as well as each additional person who shall become a BBI Option Holder after the date of this Agreement) to execute and deliver to NewCo prior to the Closing the Cancellation Letter relating to cancellation of such option rights in return for the Cash Payment all in form and content reasonably satisfactory to NewCo.

B. CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. While the parties recognize that the operation of Beckley, BBI and THC until the Effective Time is the responsibility of Beckley, BBI , THC and their Board of Directors and officers, BBI agrees that, between the date of this Agreement and the Effective Time, Beckley, BBI and THC respectively will carry on its business, in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its reasonable ability to do so, BBI agrees that it and, where applicable, Beckley and THC will:

                  (i) preserve intact their present business organization, keep available their present officers, and preserve their relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

                  (ii) maintain all of their properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                  (iii) maintain their books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                  (iv) comply with all laws, rules and regulations applicable to them, their properties, assets or employees and to the conduct of their business;

                  (v) continue to maintain in force insurance; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage;

                  (vi) promptly provide to NewCo such information about Beckley, BBI and THC and their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, as NewCo reasonably shall request.

C. PERIODIC INFORMATION REGARDING LOANS. All new extensions of credit by Beckley in excess of $100,000 and any further extensions of credit to existing borrowers that have not made timely payments in the past will be submitted to NewCo on a before-the-fact basis for NewCo's review but not approval within three (3) business days prior to Beckley's issuance of a commitment on such loan.

                  Additionally, Beckley agrees to make available and provide to NewCo the following information with respect to its loans and other extensions of credit (such assets herein referred to as "Loans") as of March 31, 1997, and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within fifteen (15) days of the end of each month ending after the date hereof:

                  (i) a list of Loans past due for sixty (60) days or more as to principal or interest;

                  (ii) the amount of the Loan Loss Reserve (to be furnished within fifteen (15) days of the end of each calendar quarter after the date hereof unless prepared on a more frequent basis), which shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                  (iii) a list of Loans in nonaccrual status;

                  (iv) a list of all Loans over Fifty Thousand Dollars ($50,000.00) without principal reduction for a period of longer than one year;

                  (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                  (vi) a list of reworked or restructured Loans over Fifty Thousand Dollars ($50,000.00) and still outstanding, including original terms, restructured terms and status;

                  (vii) a list of all impaired loans as so classified under GAAP; and

                  (viii) a list of any litigation by or against Beckley pertaining to any Loans or credits, which list shall contain a description of circumstances surrounding such litigation, its present status and management's evaluation of such litigation.

D. NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, BBI promptly will notify NewCo in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event of which it has actual knowledge, which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event of which it has actual knowledge which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Beckley, BBI or THC herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Beckley's or BBI's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 6.1. or 6.3. below.

E. CONSENTS TO ASSIGNMENT OF LEASES. Beckley, BBI and THC will use its best efforts to obtain all required consents of its lessors to the assignment to NewCo or Raleigh of their rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by NewCo.

F. FURTHER ACTION; INSTRUMENTS OF TRANSFER, ETC. Beckley and BBI each covenants and agrees with NewCo that it (i) will use its best efforts in good faith to take or cause to be taken all action required of Beckley, BBI or THC hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to NewCo all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of BBI in consummating such transactions, and, (iii) will cooperate with NewCo in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

G. BANK MERGER. NewCo and BBI each agrees to promptly proceed to prepare or cause to be prepared all documents and submit or cause to be submitted all necessary requests for approvals required to effect the Bank Merger. Each party agrees to keep the other reasonably advised of its actions in this regard and to furnish each other with copies of all notices, agreements, filings and matters pertaining thereto.

H. SELLARDS' CONTRACT. As of the close of business on the Effective Time, BBI and Beckley shall terminate the employment of Duane K. Sellards and shall accrue and immediately pay such individual in the form of a lump sum payment or installments at his election the amounts due such individual under Section 12(a) of the Sellards' Contract provided Sellards must give written notice of his election to receive a lump sum or to receive periodic payments to both BBI and NewCo at least thirty (30) days prior to commencement of any payments to him.

I. BENEFIT PLANS. On or prior to the Effective Time, or as soon as administratively feasible thereafter, Beckley and BBI shall take such actions as they deem necessary and appropriate with respect to the termination and distribution of benefits payable under the BBI Employee Stock Ownership Plan and Trust ("ESOP") in accordance with its terms, Beckley's defined benefit plan, the Stock Option Plan, the MSBP and the termination of the employment of Duane K. Sellards, President, and the payment of sums due and payable in accordance with the Sellards' Contract. As of the Effective Time, NewCo shall deliver in immediately available funds to the ESOP Trust the Cash Payment per share multiplied by the number of shares of BBI Stock held by the ESOP. The ESOP shall thereafter immediately make distribution of benefits. The plan administrative committees and plan trustee committees (collectively, the "Responsible Parties") in place with respect to such plans, trusts and agreements as of the date of the Merger shall remain in place as of the Effective Time and thereafter for as long as is deemed necessary to finalize all actions associated with such plan termination and benefits distribution. Further, the Responsible Parties shall be indemnified for all actions taken after the Effective Time that are necessary and appropriate for the completion of their responsibilities in the same manner as if such actions were taken prior to the Effective Time, provided, however, that said persons must consult with and follow the reasonable directives of NewCo after the Effective Time. NewCo agrees that such directives will not cause material delay in the distribution of benefits.

3.2. NEGATIVE COVENANTS OF BBI. BBI hereby covenants and agrees that, between the date hereof and the Effective Time, BBI or, if applicable, Beckley, or THC, will not do any of the following things or take any of the following actions without the prior written consent and authorization of NewCo which consent and authorization shall not be unreasonably withheld:

A. AMENDMENTS TO CERTIFICATE OF INCORPORATION, ETC. Amend its Certificate of Incorporation, Charter or Bylaws.

B. CHANGE IN CAPITAL STOCK. (i) Make any change in its authorized capital Stock, or create any other or additional authorized capital Stock or other securities, or (ii) issue, sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital Stock or other securities (including securities convertible into capital Stock), or enter into any agreement or understanding with respect to any such action except pursuant to Stock benefit plans currently in effect and legally binding commitments currently in effect.

C. OPTIONS, WARRANTS AND RIGHTS. Grant or issue any new or additional options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital Stock or any other securities (including securities convertible into capital Stock) or enter into any agreement or understanding with respect to any such action or to award any further Stock rights under the MSBP.

D. DIVIDENDS. Declare or pay any dividends on outstanding shares of capital Stock or make any other distributions on or in respect of any shares of its capital Stock or otherwise to its shareholders.

E. EMPLOYMENT, BENEFIT OR RETIREMENT AGREEMENTS OR PLANS. Except as contemplated by this Agreement or as required by law (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Beckley, BBI or THC without cost or other liability on no more than thirty (30) days' notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute," Stock option, Stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other), or similar contract, agreement, commitment, understanding, plan, or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees, or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

F. INCREASE IN COMPENSATION. Increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants, other than standard, customary adjustments and merit increases consistent with past practices.

G. ACCOUNTING PRACTICES. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied except as required by GAAP or governmental regulations or authorities.

H. ACQUISITIONS; ADDITIONAL BRANCH OFFICES. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

I. CHANGES IN BUSINESS PRACTICES. Except as may be required by the FDIC, the OTS, or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraphs 3.1.b. above). Beckley and BBI may purchase tail coverage under its director and officers liability policy to provide coverage to its directors and officers after the Effective Time in such amount and duration as shall be reasonably available and at such cost not to exceed Forty Thousand Dollars ($40,000.00). If NewCo can obtain the same coverage at less cost then BBI agrees to purchase the coverage arranged by NewCo.

J.       EXCLUSIVE MERGER AGREEMENT. Directly or indirectly, through any person
         (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than NewCo) relating to a merger or other acquisition of BBI or the purchase or acquisition of any BBI Stock, BBI Stock or any THC Stock, any branch office of Beckley or all or any significant part of THC's, Beckley's or BBI's assets; or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Beckley, BBI or THC or their respective business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer any branch office of Beckley or all or any significant part of Beckley's, BBI's, or THC's assets to any other person or entity; or
         (iv) subject to its fiduciary duty to its shareholders enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

K. ACQUISITION OR DISPOSITION OF ASSETS. (i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than Fifty Thousand Dollars ($50,000) for any individual item or asset, or more than Fifty Thousand Dollars ($50,000) in the aggregate for all such items or assets;

                  (ii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of Fifty Thousand Dollars ($50,000) for any individual item or asset, or more than One Hundred Thousand Dollars ($100,000) in the aggregate for all such items or assets;

                  (iii) Sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable other than in the ordinary course of business or as required by the OTS or the FDIC; or

                  (iv) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Beckley, BBI or THC or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark, or intellectual property right.

                  Notwithstanding the foregoing, Beckley may foreclose, bid in or otherwise dispose of Loan Collateral (real or personal) according to its usual and customary practice.

L. DEBT; LIABILITIES. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

M. LIENS; ENCUMBRANCES. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances specifically described in the BBI Disclosure Statement) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds, deposits, repurchase agreements or other similar operating matters).

N. WAIVER OF RIGHTS. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

O. RETIREMENT CONTRIBUTIONS. Notwithstanding anything in this Agreement to the contrary, Beckley or BBI will make a cash contributions to the ESOP on or before the Effective Date in an amount not to exceed the outstanding principal balance on the ESOP promissory note by and between the ESOP Trust and BBI; provided that such Beckley or BBI contributions shall be limited to the extent that it will not exceed the limits of tax deductibility under the Code for any ESOP plan years ending on or before the Effective Time. Such contributions shall not be considered in determining whether there has been a material adverse change to the business operations or financial statements of Beckley or BBI.


                         ARTICLE IV. COVENANTS OF NEWCO

4.1. COVENANTS OF RALEIGH. NewCo hereby covenants and agrees as follows with
BBI:

A. EMPLOYMENT AGREEMENT. (i) The existing employment agreement with the President of Beckley (a true copy of which has been furnished to NewCo) shall be terminated at the Effective Time with payments as called for therein to be made (if not previously paid by BBI or Beckley) by NewCo or BBI. (ii) NewCo will use its best efforts to retain all Beckley employees (other than Sellards) after the Merger. Any individual (other than Duane Sellards) employed by Beckley at the Effective Time shall be entitled to severance compensation equal to three (3) months salary if not retained by NewCo or Raleigh. For purposes hereof, "retained" shall mean the offer of continuation of employment under substantially the same terms with the same or similar duties at a location in Raleigh County, West Virginia for a period of at least one (1) year subject to termination for cause. "Cause" shall mean dishonesty, unexcused absence from work or gross insubordination. NewCo or Raleigh will give any employee at least thirty (30) days notice that he or she will not be retained after the Merger.

B. EMPLOYEE BENEFITS. NewCo agrees that after the Merger, all employees of Beckley and dependents covered under the Beckley health plans or welfare plans as the case may be that are retained by NewCo or Raleigh shall (i) be covered under the Raleigh health plan with no uninsured waiting periods or exclusion for pre-existing conditions, (ii) receive credit for prior service at Beckley under the Raleigh vacation plan and receive credit (up to a maximum of ninety (90) days) for unused sick days under the Raleigh sick leave plan, (iii) immediately become participants in the Raleigh pension and 401(k) plan, and (iv) immediately be entitled to vested benefits under the Raleigh 401(k) plan. The normal vesting schedule will apply for the Raleigh pension plan with no credit for past service as a Beckley employee. In addition, all retained employees shall be eligible to otherwise receive benefits available to other Raleigh employees similarly situated.

                          ARTICLE V. MUTUAL AGREEMENTS

5.1. SHAREHOLDERS MEETING; PROXY STATEMENT.

A. MEETING OF SHAREHOLDERS. BBI shall cause a special meeting of its shareholders (the "Shareholders Meetings") to be held as soon as reasonably possible for the purpose of BBI's shareholders voting on the approval of the Merger. BBI shall act upon approval of the Bank Merger by no later than June 30, 1997. In connection with the call and conduct of and all other matters relating to the Shareholders Meeting (including the solicitation of proxies), BBI shall fully comply with all provisions of applicable law and regulations and with BBI's respective governing instruments.

B. PREPARATION AND DISTRIBUTION OF PROXY STATEMENT. BBI shall prepare a "Proxy Statement" for distribution to BBI's shareholders as BBI's proxy statement relating to BBI's solicitation of proxies for use at its shareholders meeting. The Proxy Statement shall be in such form and shall contain or be accompanied by such information as is required by applicable law and regulations. BBI shall use its best efforts to file such statement with the SEC by July 1, 1997.

C. RECOMMENDATION OF BBI'S BOARD OF DIRECTORS AND VOTING OF SHARES. Unless due to a material change in circumstances or for any other reason BBI's Board of Directors reasonably believes that such a recommendation would violate the directors' fiduciary duties or obligations as such to BBI or to its shareholders, BBI's Board of Directors shall recommend to BBI's shareholders that they vote their shares of BBI Stock at the Shareholders Meeting to ratify and approve this Agreement and the Merger, and the Proxy Statement mailed to BBI's shareholders will so indicate and state that BBI's Board of Directors considers the Merger to be advisable and in the best interests of BBI and its shareholders. Each director of BBI has agreed and represented to BBI for the benefit of NewCo that he or she intends to vote all shares of BBI Stock owned by him or her in favor of the Agreement and the Merger.

D. INFORMATION FOR PROXY STATEMENT. NewCo, Beckley and BBI each agrees to promptly respond and to use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by BBI and its counsel for information for inclusion in the Proxy Statement. NewCo, Beckley and BBI each hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement will, at the time of its mailing to shareholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.2. REGULATORY APPROVALS. As soon as practicable after the date of this Agreement, NewCo, Raleigh, Beckley and BBI each shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the Merger and the Bank Merger (including applications to the FDIC, the West Virginia Board, the OTS and to any other applicable federal or state banking, or other regulatory authority). Each such party shall use their respective best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the mergers described herein. Each such party shall cooperate with each other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements, or other material that may be required by any other party to complete any such application; and, before the filing therefore, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees, or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

5.3. ACCESS. Following the date of this Agreement and to and including the Effective Time, Beckley , BBI and THC shall provide NewCo and Raleigh and its employees, accountants, counsel, or other representatives, with access to all its books, records, files, and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel, and consultants as NewCo shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by NewCo ("Due Diligence") shall be performed in such a manner as will not interfere unreasonably with Beckley's or BBI's normal operations or with Beckley's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing. NewCo shall provide Beckley and its representatives with such access to such records as may be necessary for an evaluation of the financial ability of NewCo to complete this acquisition and remit the Cash Payment.

5.4. COSTS. Subject to the provisions of Paragraph 7.3. below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, NewCo and Beckley each shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, printing costs, travel expenses, and the cost of fairness opinions).

5.5. ANNOUNCEMENTS. BBI and NewCo each agrees that no person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to NewCo or BBI any such disclosure by NewCo or BBI is required by law or otherwise is prudent.

5.6. CONFIDENTIALITY. NewCo, Beckley and BBI each agrees that it shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and, that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 5.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.

         In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party.

         The parties' obligations of confidentiality under this Paragraph 5.6. shall survive and remain in effect following any termination of this Agreement.

5.7. TAX-FREE REORGANIZATION. NewCo and Beckley each undertakes and agrees to use its best efforts to cause the Bank Merger to qualify as a tax-free "reorganization" within the meaning of Section 368 of the Code and that neither shall take or permit its representatives to take any action that would cause the Bank Merger to fail to so qualify as a tax-free reorganization. NewCo and BBI each undertakes and agrees to use their best efforts to cause the Merger to qualify as a purchase of stock within the meaning of Section 368(a) of the Code.

5.8. TRANSITION TEAM. NewCo and Beckley shall create a transition team comprised of management of Beckley and staff and representatives of NewCo (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to NewCo in fulfilling and consummating the Merger. The Transition Team shall meet as needed until the Effective Time. Members of the Transition Team shall receive no compensation for such service. After the Effective Time, the directors of Beckley shall serve as advisory, non-voting directors of Raleigh for a period of six (6) months. As advisory directors such persons shall attend meetings as requested, provide advice and information with regard to the previous operations of Beckley, actively support the operations of Raleigh and use their best efforts to cause the continuation of customer loan and deposit business with Raleigh. Advisory directors shall be paid Two Hundred Dollars ($200.00) per month.

                   ARTICLE VI. CONDITIONS PRECEDENT TO MERGER

6.1. CONDITIONS TO ALL PARTIES' OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

A.       APPROVAL BY GOVERNMENTAL REGULATORY AUTHORITIES; NO DISADVANTAGEOUS
         CONDITIONS.

                  (i) The Merger described herein shall have been approved, to the extent required by law, by the OTS, the FDIC, and the West Virginia Board, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions;

                  (ii) No governmental or regulatory agency or authority shall have withdrawn its approval of the Merger or imposed any condition on the Merger or conditioned its approval thereof, which condition is reasonably deemed by NewCo to be materially disadvantageous or burdensome or to so materially adversely impact the economic or business benefits of this Agreement to NewCo as to render it inadvisable for it to consummate the Merger;

                  (iii) All waiting periods required following necessary approvals of the Merger by regulatory agencies and by the United States Department of Justice shall have expired, and, in connection with such review, no objection to the Merger shall have been raised; and

                           (iv) All other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the Merger contemplated herein shall have been procured.

B. ADVERSE PROCEEDINGS, INJUNCTION, ETC. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit BBI or NewCo from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against NewCo or BBI or any of their respective officers or directors which shall reasonably be considered by NewCo or BBI to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof.

C. APPROVAL BY SHAREHOLDERS. The shareholder of NewCo and the shareholders of BBI and Beckley shall each have duly approved, ratified and confirmed this Agreement and the transaction contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective governing instruments.

D. NO TERMINATION OR ABANDONMENT. This Agreement shall not have been terminated or abandoned by any party hereto.

E.       DATE TO COMPLETE. The Merger shall have been completed by January 10,
         1998.

6.2. ADDITIONAL CONDITIONS TO BBI'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, BBI's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

A. COMPLIANCE WITH LAWS. NewCo shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, or operations of NewCo and its affiliates considered as one enterprise.

B. NEWCO'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by BBI as provided below, each of the representations and warranties of NewCo contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of NewCo and its affiliates considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and NewCo shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                  BBI shall have received a certificate dated as of the Closing Date and executed by NewCo to the foregoing effect and as to such other matters as may be reasonably requested by BBI.

C. LEGAL OPINION OF HORIZON COUNSEL. BBI shall have received from Robinson & McElwee LLP, counsel for NewCo, a written opinion dated as of the Closing Date and substantially in the form of Exhibit B attached hereto or otherwise in form and substance reasonably satisfactory to BBI.

D. OTHER DOCUMENTS AND INFORMATION FROM RALEIGH. NewCo shall have provided to BBI correct and complete copies of its Certificate of Incorporation, Bylaws, and board resolutions (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by BBI or its counsel.

E. CERTIFICATE OF MERGER; OTHER ACTIONS. A Certificate of Merger in the form described in Paragraph 1.7. above shall have been duly executed and delivered by NewCo as provided in that Paragraph.

F. ACCEPTANCE BY BBI'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to BBI's legal counsel.

G. FAIRNESS OPINION. Beckley and BBI shall have received from its financial advisor, Baxter Fentriss and Co., a written opinion (the "Fairness Opinion"), dated as of a date prior to the mailing of the Proxy Statement to BBI's shareholders in connection with the BBI Shareholders Meeting, to the effect that the terms of the Merger are fair, from a financial point of view, to BBI and its shareholders.

H. HORIZON GUARANTEE. Horizon shall have agreed in writing to guarantee the payment of all obligations or liabilities of NewCo by no later than June 30, 1997.

6.3. ADDITIONAL CONDITIONS TO NEWCO'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, NewCo's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

A. MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, businesses, assets, loan portfolio, investments, or properties of BBI, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

B. COMPLIANCE WITH LAWS. BBI shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, business assets, loan portfolio, properties, or operations of BBI or Beckley.

C. BBI'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by NewCo as provided below, each of the representations and warranties of BBI contained in this Agreement as supplemented by the BBI Disclosure Statement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, businesses, assets, loan portfolio, investments, and properties of BBI, and (ii) as otherwise contemplated by this Agreement; and BBI shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                  NewCo shall have received a certificate dated as of the Closing Date and executed by BBI and its President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by NewCo.

D. CANCELLATION LETTERS FROM OPTION HOLDERS. NewCo shall have received the Cancellation Letters in form and content satisfactory to NewCo and signed by all persons listed in the BBI Disclosure Statement as Option Holders.

E. LEGAL OPINION OF BECKLEY COUNSEL. NewCo shall have received from Malizia, Spidi, Sloane & Fisch, P.C., counsel to Beckley and BBI, a written opinion, dated as of the Closing Date and substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to NewCo.

F. OTHER DOCUMENTS AND INFORMATION FROM BBI. BBI shall have provided to NewCo correct and complete copies of BBI's Certificate of Incorporation, Bylaws and board and shareholder resolutions (all certified by BBI's Secretary), together with certificates of the incumbency of BBI's officers and such other closing documents and information as may be reasonably requested by NewCo or its counsel.

G. CONSENTS TO ASSIGNMENT OF LEASES. Beckley and BBI shall each have obtained all required consents to the assignment to NewCo of its rights and obligations under any personal property lease material to the business of Beckley or BBI or any Real Property Lease, and such consents shall be in such form and substance as shall be satisfactory to NewCo.

H. CERTIFICATE OF MERGER; OTHER ACTIONS. A Certificate of Merger in the form described in Paragraph 1.7. above shall have been duly executed and delivered by BBI as provided in that Paragraph.

I. COMPLETION OF DUE DILIGENCE. By no later than June 30, 1997, NewCo shall have completed its Due Diligence and shall be satisfied in its sole discretion with the results of that examination.

J. ACCEPTANCE BY NEWCO'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to NewCo's legal counsel.

K. FAIRNESS OPINION. NewCo shall have received a letter from its investment advisor prior to June 30, 1997 in form and substance satisfactory to NewCo that the transaction is fair from a financial standpoint to the shareholder of NewCo.

L. BANK MERGER. The Bank Merger shall be capable of being consummated contemporaneously with Closing of the Merger without any material adverse condition or limitation which would prevent, hinder, or restrict NewCo from continuing the operations of Beckley and BBI after the Merger in the same manner as said operations had been conducted previously and BBI shall have approved the Bank Merger by June 30, 1997 in its capacity as sole shareholder of Beckley.

                   ARTICLE VII. TERMINATION; BREACH; REMEDIES

7.1. MUTUAL TERMINATION. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of BBI and/or approval by the shareholder of NewCo), this Agreement may be terminated by the mutual agreement of NewCo and BBI. Upon any such mutual termination, all obligations of BBI and NewCo hereunder shall terminate and each party shall pay its own costs and expenses as provided herein.

7.2. UNILATERAL TERMINATION. This Agreement may be terminated by either NewCo or BBI (whether before or after approval hereof by BBI's shareholders and/or approval by the shareholder of NewCo) upon written notice to the other parties and under the circumstances described below.

A. TERMINATION BY NEW. CO. This Agreement may be terminated by NewCo by action of its Board of Directors or Executive Committee:

                  (i) if any of the conditions to the obligations of NewCo shall not have been materially satisfied or effectively waived in writing by NewCo (except to the extent that the failure of such condition to be satisfied has been caused by the failure of NewCo to satisfy any of its obligations, covenants or agreements contained herein);

                  (ii) if BBI shall have violated or failed to fully perform any of its obligations, covenants or agreements contained herein in any material respect;

                  (iii) if NewCo determines at any time that any of BBI's representations or warranties contained herein and in any other certificate or writing delivered pursuant to this

         Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                  (iv) if BBI's shareholders do not ratify and approve the Merger and/or do not ratify and approve this Agreement and the Merger to the extent required by law.

                  (v) if NewCo's shareholder does not ratify and approve this Agreement and the Merger by June 30, 1997.

         However, before NewCo may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this paragraph, it shall give written notice to BBI as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by NewCo shall not become effective if, within thirty (30) days following the giving of such notice, BBI shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of NewCo. In the event BBI cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of NewCo within such thirty (30) day period, NewCo shall have thirty (30) days to notify BBI of its intention to terminate this Agreement. A failure to so notify BBI will be deemed to be a waiver by NewCo of the breach, default or violation pursuant to Paragraph 9.2. below.

B.       TERMINATION BY BBI.  This Agreement may be terminated by BBI:

                  (i) if any of the conditions to the obligations of BBI shall not have been satisfied or effectively waived in writing by BBI (except to the extent that the failure of such condition to be satisfied has been caused by the failure of BBI to satisfy any of its obligations, covenants or agreements contained herein);

                  (ii) if NewCo shall have violated or failed to fully perform any of its obligations, covenants or agreements contained herein in any material respect;

                  (iii) if BBI determines at any time that any of NewCo's representations and warranties contained herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                  (iv) if BBI's shareholders do not ratify and approve the Merger and do not ratify and approve this Agreement and the Merger to the extent required by law; or

                  (v) if NewCo's shareholder does not ratify and approve this Agreement and the Merger; or

                  (vi) if BBI does not receive from its investment advisor the Fairness Opinion in a form reasonably satisfactory to BBI and its counsel; or

                  (vii) if the Merger is not completed by January 10, 1998; or

                  (viii) If prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide proposal that Beckley and/or BBI has considered and that the Board of Directors of Beckley and/or BBI believes, in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of Beckley and/or BBI than the proposal set forth in this Agreement (a Superior Proposal"); provided, that NewCo does not make, within four (4) business days of NewCo's receiving notice of such third-party proposal, an offer that the Board of Directors of Beckley and/or BBI believes, in good faith after consultation with its financial advisor, is at least as favorable, from a financial point of view, to the shareholders of Beckley and/or BBI as such Superior Proposal.

         However, before BBI may terminate this Agreement for any of the reasons specified above in clause (i), (ii), (iii), or (v) of this paragraph, it shall give written notice to NewCo as provided herein stating its intent to terminate and a description of the specific breach, default, violation, or other condition giving rise to its right to so terminate, and, such termination by BBI shall not become effective if, within thirty (30) days following the giving of such notice, NewCo shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BBI. In the event NewCo cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BBI within such thirty (30) day period, BBI shall have thirty (30) days to notify NewCo of its intention to terminate this Agreement. A failure to so notify NewCo will be deemed to be a waiver by BBI of the breach, default or violation pursuant to Paragraph 9.2. below.

7.3. BREACH; REMEDIES. Except as otherwise provided below, in the event of a material breach by BBI of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Paragraphs 3.1 or 3.2, or Paragraphs 5.1. through 5.9. of this Agreement, then NewCo may, in addition to other remedies available to it under law or equity terminate this Agreement prior to the Effective Time.

         In the event of a breach by NewCo of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then BBI may terminate this Agreement prior to the Effective Time. In the event of any such termination of this Agreement by BBI, then BBI may elect to either (i) receive reimbursement from NewCo for up to (but not more than) One Hundred Fifty Thousand Dollars ($150,000.00) in out-of-pocket expenses which actually have been incurred by BBI, or (ii) to pursue its remedies at law. If BBI elects to be reimbursed, it must notify NewCo of that election within thirty (30) days of termination.

7.4 PAYMENT UPON TERMINATION - SUBSEQUENT ACQUISITION TRANSACTION. If this Agreement is terminated by Beckley and/or BBI pursuant to Section 7.2(b) (viii) and prior thereto Beckley and/or BBI shall have entered into an agreement to engage in an Acquisition Event (as defined herein) or an Acquisition Event shall have occurred or the Board of Directors of Beckley and/or BBI shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Beckley and/or BBI approve or accept any Acquisition Event, then Beckley and/or BBI shall promptly, but in no event later than five (5) business days after the first of such events shall have occurred, pay NewCo a fee equal to Five Hundred Thousand Dollars ($500,000).

         "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Beckley, BBI, or any successor;
(ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Beckley or BBI; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or a similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Beckley or BBI, in each case with or by a person or entity other than NewCo or an affiliate of NewCo.

                         ARTICLE VIII. INDEMNIFICATION

8.1. AGREEMENT TO INDEMNIFY. BBI and NewCo hereby agree that in the event this Agreement is terminated for any reason and the Merger is not consummated, then they will indemnify each other as provided below.

A. BY BBI. BBI shall indemnify, hold harmless and defend NewCo from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by NewCo:

                  (i) in connection with or which arise out of or result from or are based upon (A) BBI's operations or business transactions or its relationship with any of its employees, or (B) BBI's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                  (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a material breach by BBI of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of BBI to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and

                  (iii) in connection with or which arise out of or result from or are based upon any information provided by BBI which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to BBI's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

B. BY NEWCO. NewCo shall indemnify, hold harmless and defend BBI from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs, and expenses of every kind and nature, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by BBI:

                  (i) in connection with or which arise out of or result from or are based upon (A) NewCo's operations or business transactions or its relationship with any of its employees, or (B) NewCo's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                  (ii) in connection with or which arise out of or result from or are based upon of any fact, condition or circumstance that constitutes a breach by NewCo of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of NewCo to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

                  (iii) in connection with or which arise out of or result from or are based upon any information provided by it which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to BBI's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

8.2.     PROCEDURE FOR CLAIMING INDEMNIFICATION.

A. BY NEWCO. If any matter subject to indemnification hereunder arises in the form of a claim against NewCo, its successors and assigns (collectively, "Indemnitee") (herein referred to as a "Third Party Claim"), the applicable Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to BBI. Within fifteen (15) days of such notice, BBI either
         (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify the applicable Indemnitee and NewCo that BBI disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by BBI and the cost of such defense shall be borne by BBI except that the applicable Indemnitee shall have the right to participate in such defense at its own expense and provided that BBI shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon any of the parties comprising Indemnitee hereunder. NewCo agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to BBI without charge therefor except for out-of-pocket expenses. If BBI fails to take action within fifteen (15) days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the parties comprising Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Each of the parties comprising Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by BBI.

B. BY BBI. If any matter subject to indemnification hereunder arises in the form of a claim against BBI or its successors and assigns (herein referred to as a "Third Party Claim"), BBI promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to NewCo Within fifteen (15) days of such notice, NewCo either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify BBI that NewCo disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by NewCo and the cost of such defense shall be borne by NewCo except that BBI shall have the right to participate in such defense at its own expense and provided that NewCo shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon BBI. BBI agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to NewCo without charge therefor except for out-of-pocket expenses. If NewCo fails to take action within fifteen (15) days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, BBI shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. BBI also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by NewCo.


                      ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNIFICATION AND OTHER AGREEMENTS.

A. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. Other than those representations, warranties, agreements and covenants which by their terms are intended to survive the Merger, none of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

B. INDEMNIFICATION. The parties' indemnification agreements and obligations contained herein shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Paragraph 8.1. in the event of or following consummation of the Merger.

9.2. WAIVER. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Paragraphs 7.2.a. and 7.2.b. above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

9.3. AMENDMENT. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of BBI, by an agreement in writing approved by a majority of the Boards of Directors of NewCo and BBI executed in the same manner as this Agreement.

9.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

         If to Beckley or BBI, to:          Beckley Bancorp Inc.
                                            President and CEO
                                            Attn:  Mr. Duane K. Sellards
                                            200 Main Street
                                            Post Office Box 1069
                                            Beckley, West Virginia  25802-1069

         With a copy to:                    Malizia, Spidi, Sloane & Fisch, P.C.
                                            Attn: John J. Spidi, Esq.
                                            One Franklin Square
                                            1301 K St., N.W., Suite 700 East
                                            Washington, DC 20005

         If to NewCo, to:                   HB Acquisition Company
                                            Attn:  Mr. C. Duane Blankenship
                                            President
                                            One Park Avenue
                                            Box D
                                            Beckley, West Virginia  25802-2803

         With copy to:                      Edward M. Payne, III, Esquire
                                            File, Payne, Scherer & File
                                            Law Building
                                            130 Main Street
                                            Beckley, West Virginia 25801

                                            David K. Higgins, Esquire
                                            Robinson & McElwee LLP
                                            Post Office Box 1791
                                            Charleston, West Virginia 25326

         If to Raleigh, to:                 Bank of Raleigh
                                            Attn:  Mr. Frank S. Harkins, Jr.
                                            President
                                            One Park Avenue
                                            Box D
                                            Beckley, West Virginia  25802-2803

         With copy to:                      Edward M. Payne, III, Esquire
                                            File, Payne, Scherer & File
                                            Law Building
                                            130 Main Street
                                            Beckley, West Virginia 25801

                                            David K. Higgins, Esquire
                                            Robinson & McElwee LLP
                                            Post Office Box 1791
                                            Charleston, West Virginia 25326

9.5. FURTHER ASSURANCE. BBI and NewCo each agree to furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

9.6. HEADINGS AND CAPTIONS. Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

9.7. ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

9.8. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

9.9. ASSIGNMENT. Except to the extent provided for restructuring, this Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

9.10. COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

9.11. GOVERNING LAW. This Agreement is made in and shall be construed and enforced in accordance with the laws of West Virginia.

9.12. INSPECTION. Any right of NewCo hereunder to investigate or inspect the assets, books, records, files, and other information of BBI in no way shall establish any presumption that NewCo should have conducted any investigation or that such right has been exercised by NewCo, its agents, representatives, or others. Any investigations or inspections that have been made by NewCo, by its agents, representatives, or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of BBI in this Agreement.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, NewCo, Raleigh, BBI, and Beckley have each caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

                                           HB ACQUISITION COMPANY

                                           By: /s/ C. DUANE BLANKENSHIP
                                              -------------------------
                                           Its: President
                                               ------------------------

[CORPORATE SEAL]

                                           By: /s/ E. M. PAYNE
                                              ------------------------
                                           Its: Secretary
                                               -----------------------

                                           BANK OF RALEIGH

                                           By: /s/ CHARLES S. HOUCK
                                              --------------------------
                                           Its: Executive Vice President
                                               -------------------------

[CORPORATE SEAL]

                                           BECKLEY BANCORP, INC.

                                           By: /s/ DUANE K. SELLARDS
                                              ------------------------
                                           Its: President
                                               -----------------------

[CORPORATE SEAL]

                                           By: /s/ NED H. RAGLAND JR.
                                              ------------------------
                                           Its: Secretary
                                               -----------------------

                                           BECKLEY FEDERAL SAVINGS BANK

                                           By: /s/ DUANE K. SELLARDS
                                              ------------------------
                                           Its: President
                                               -----------------------

[CORPORATE SEAL]

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), made and entered into as of the ______ day of ________, 1997, by and between BANK OF RALEIGH, a West Virginia state banking corporation with its principal offices located in Beckley, West Virginia, (hereinafter "Raleigh"), and BECKLEY FEDERAL SAVINGS BANK, a federal savings bank national banking association with its principal offices located in Beckley, West Virginia, (hereinafter "Beckley").

         WHEREAS, Beckley is a federal savings bank with its principal offices located in Beckley, West Virginia with an authorized capital of $__________________ divided into _______ shares of common stock with par value of __________ Dollars ($______) and __________ shares of preferred stock with a par value of ________ Dollars ($_______) and a capital stock account of $__________ consisting of ________ issued and outstanding shares, with a surplus of $__________ and undivided profits, including retained earnings of $____________ as of ___________________, 1997; and

         WHEREAS, all of the issued and outstanding stock of Beckley is owned by Beckley Bancorp, Inc., a Delaware corporation; and

         WHEREAS, Raleigh is a West Virginia state bank with its principal offices located in Beckley, West Virginia with an authorized capital of $__________________ divided into _______ shares of common stock with par value of __________ Dollars ($______) and a capital stock account of $__________ consisting of ________ issued and outstanding shares, with a surplus of $__________ and undivided profits, including retained earnings of $____________ as of ___________________, 1997; and

         WHEREAS, all of the issued and outstanding stock of Raleigh is owned by Horizon Bancorp, Inc., a West Virginia corporation; and

         WHEREAS, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of May ____, 1997, Beckley Bancorp, Inc., the sole shareholder of Beckley, and HB Acquisition Company will merge, with Beckley Bancorp, Inc. as the surviving corporation and a wholly owned subsidiary of Horizon Bancorp, Inc. (the "Prior Merger"); and

         WHEREAS, immediately after consummation of the Prior Merger, and subject to receipt of all regulatory and shareholder approvals, Beckley will merge with and into Raleigh, with Raleigh as the surviving corporation, pursuant to this Agreement; and

         WHEREAS, the Board of Directors of Beckley and the Board of Directors of Raleigh have each approved this Agreement and have authorized the execution hereof in counterparts.

                                 Exhibit A - 1

         NOW, THEREFORE, for and in consideration of the promises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:

SECTION 1:  THE MERGER

         (1) THE MERGER. On the Effective Date (as defined herein) and subject to the terms and conditions hereof, Beckley shall merge with and into Raleigh (the "Merger"), under the charter of Raleigh. Raleigh shall be the surviving bank (hereinafter sometimes called the "Surviving Bank") and shall conduct its banking operations under the title of Bank of Raleigh.

         (2)      GENERAL EFFECT OF MERGER.  From and after the Effective Date:

                  (a) The corporate existence of Beckley shall be merged into and continued in Raleigh as the Surviving Bank, and the Surviving Bank shall be deemed to be the same business and corporate entity as Raleigh. As of the Effective Date, the separate existence and corporate organization of Beckley shall cease.

                  (b) All of the rights, franchises, powers, privileges and permissions of Raleigh and Beckley in and to every type of asset and property, real, personal and mixed, and choses in action shall be passed to and be vested in Raleigh as the Surviving Bank by virtue of the merger, without any further act, deed, order or decree, and Raleigh, as the Surviving Bank, shall automatically, without any order or other action on the part of any court or otherwise, hold and enjoy all rights of property, franchises and interests, including appointments, designations, nominations and all other rights and interests as trustee, executor, administrator, registrar, transfer agent, guardian, assignee, receiver, committee or other fiduciary, in the same manner and to the same extent as were held or enjoyed by Raleigh or Beckley immediately prior to the Effective Date.

                  (c) Raleigh as the Surviving Bank shall be responsible for all liabilities, duties, obligations and undertakings of every kind and description of Raleigh and Beckley as they existed immediately prior to the Effective Date.

SECTION 2: THE SURVIVING BANK

         (1) TITLE. Unless and until the same shall be properly changed, the name of and title under which the Surviving Bank shall conduct its banking operations shall be Bank of Raleigh.

         (2) BUSINESS LOCATIONS. The main and branch offices and other places of business of the Surviving Bank shall be the same locations used by Raleigh and Beckley immediately prior to the Effective Date.

         (3) ARTICLES OF INCORPORATION, CHARTER AND BYLAWS. The Articles of Incorporation, Charter and Bylaws of Raleigh, as in effect on the Effective Date, shall continue unchanged as the Articles of Incorporation, Charter and Bylaws of the Surviving Bank.

                                 Exhibit A - 2

         (4) DIRECTORS AND OFFICERS. The directors and officers of Raleigh on the Effective Date shall continue as the directors and officers of the Surviving Bank and said directors and officers shall hold office as prescribed in the Bylaws of Raleigh and applicable law until their successors shall have been elected and shall qualify.

SECTION 3: ON THE EFFECTIVE DATE OF THE MERGER

         (1) CONVERSION OF SHARES. On the Effective Date, Horizon Bancorp, Inc. will own all of the outstanding shares of Bank of Raleigh as well as all of the outstanding shares of Beckley Bancorp, Inc., which in turns will own all of the outstanding shares of Beckley. On the Effective Date, all of the outstanding shares of Beckley shall be surrendered and canceled. The shares of Raleigh outstanding as of the Effective Date shall be unaffected as a result of the Merger. No new shares of stock shall be issued by reason of this Merger.

SECTION 4: REGULATORY APPROVAL

         Prior to the Effective Date, Raleigh and Beckley shall use their best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all necessary regulatory approvals.

SECTION 5: CONDITIONS PRECEDENT, CLOSING DATE AND EFFECTIVE DATE

         (1) CONDITIONS PRECEDENT. The consummation of this Agreement and the Merger is conditioned upon the following:

                  (a) The sole shareholder of Raleigh and the sole shareholder of Beckley shall each have approved this Agreement as required by law.

                  (b) All required regulatory approvals shall have been obtained and all other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured; and

                  (c) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired.

         (2) CLOSING DATE. The closing shall be held at such time and place as Raleigh and Beckley shall agree upon. The time and date of closing are herein called the "Closing Date".

         (3) EFFECTIVE DATE. The Merger shall become effective (the "Effective Date") on the date on which the Certificate of Merger is issued by the Secretary of State of West Virginia.

                                 Exhibit A - 3

SECTION 6: TERMINATION OF AGREEMENT

         (1) GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by the mutual written consent of Raleigh and Beckley.

         (2) AUTOMATIC TERMINATION. In the event the Prior Merger is not consummated as of January 10, 1998, then this Agreement shall automatically terminate as of midnight of said date, unless extended by the mutual agreement of the parties.

         (3) EFFECT OF TERMINATION; RIGHT TO PROCEED. In the event this Agreement shall be terminated as hereinabove provided, all further obligations of Raleigh and Beckley under this Agreement shall terminate without further liability of Raleigh to Beckley or Beckley to Raleigh.

SECTION 7: GOVERNING LAW, SUCCESSORS AND ASSIGNS, COUNTERPARTS,
           ENTIRE AGREEMENT

         This Agreement (a) shall be governed by and construed under and in accordance with the laws of the United States of America and of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Raleigh and Beckley when one or more counterparts shall have been signed and delivered by Raleigh and Beckley; and
(d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between Raleigh and Beckley relating to the subject matter hereof.

SECTION 8: EFFECT OF CAPTIONS

         The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

SECTION 9: AMENDMENTS

         This Agreement may be amended by the written agreement of Raleigh and Beckley at any time prior to the Closing Date with respect to any of the terms contained herein.

SECTION 10: WAIVER

         Except with respect to required approvals of applicable regulatory authorities and shareholders, either party may, by written instrument signed by its President at any time, extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other: (i) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations contained in this Agreement, and/or (ii) the performance of any obligations set out herein.

                                 Exhibit A - 4

SECTION 11: EXPENSES

         Unless otherwise agreed, each of the parties hereto will pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

SECTION 12: AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

          Raleigh and Beckley each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, Raleigh and Beckley have each caused this Agreement to be executed on its behalf by its officers duly authorized all by a resolution of their respective boards of directors, and witness the signature hereto of each said boards of directors as of the day and year first above written.

                                             BANK OF RALEIGH

                                             -----------------------------------
                                             _________________, President

ATTEST:

----------------------------


                                             BECKLEY FEDERAL SAVINGS BANK

                                             -----------------------------------
                                             _____________________, President

ATTEST:

-----------------------------

                                 Exhibit A - 5

                                   EXHIBIT B

          FORM OF LEGAL OPINION OF COUNSEL FOR HB ACQUISITION COMPANY

                            ________________, 199___

Beckley Bancorp, Inc.

---------------------

---------------------

Gentlemen and Ladies:

         We have acted as counsel to HB Acquisition Company ("HBAC") and Bank of Raleigh ("Raleigh") in connection with the Agreement and Plan of Merger by and between HBAC, Raleigh, Beckley Bancorp, Inc. ("BBI"), and Beckley Federal Savings Bank ("Beckley") dated May ______, 1997, (the "Agreement") whereunder HBAC and BBI will merge, with BBI as the surviving corporation (the "Merger"). As such counsel, we have reviewed such organizational documents, indentures, contracts, deeds, instruments, minutes, actions of the Board of Directors and shareholders of HBAC and such other documents as we have deemed necessary as a basis for the opinions expressed herein, which are being delivered to you pursuant to the Agreement. Capitalized terms appearing herein and not otherwise defined are used as defined in the Agreement.

         In reviewing the documents referred to above, we have assumed without inquiry the genuineness of all signatures, and the conformity with originals of all documents submitted to us as copies. We have assumed that BBI has and had the power to enter into and to perform the Merger, and all other instruments in which its joinder is contemplated in connection with the Agreement. We have also assumed BBI's due authorization, execution and delivery of the Agreement and other instruments described therein and the validity, binding effect and enforceability thereof with respect to BBI in accordance with their respective terms. We have relied as to certain factual matters on representations of HBAC contained in the Agreement, on certificates of officers of HBAC and certain public officials or agencies.

         Whenever we state our opinion to be to our knowledge, we mean that our attorneys who have given substantive legal attention to representation of HBAC in the transaction have not made any investigation to acquire actual knowledge of the existence or absence of the facts forming the basis for such opinion, but are without information generally which contradicts the existence or absence of the facts forming the basis for such opinion.

                                 Exhibit B - 1

         Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that, except as disclosed in the Agreement or the Disclosure Statement given by HBAC in connection therewith:

1. HBAC (i) is duly organized and incorporated, validly existing and in good standing under the laws of West Virginia, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, and (iii) is duly qualified to do business and is in good standing in West Virginia and, to our knowledge, in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on HBAC, and its affiliates considered as one enterprise.

2. HBAC's authorized capital stock consists of ________ (___________) shares of One Dollar ($1.00) par value per share common stock ("HBAC Stock"). All of the outstanding shares of HBAC are owned by Horizon Bancorp, Inc.

3. HBAC has the corporate power and authority to execute and deliver the Agreement and to perform its obligations and agreements and carry out the transactions described therein; the Board of Directors of HBAC has taken all action required by law, its Certificate of Incorporation and its Bylaws to authorize the execution and delivery of the Agreement; and the Board of Directors and the sole shareholder of HBAC has taken all action required by applicable law and its Certificate of Incorporation and Bylaws to authorize the Merger.

4. The execution and delivery of the Agreement did not, and the consummation of the transactions described therein will not, violate any provision of, the Certificate of Incorporation or Bylaws of HBAC, or, to our knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding to which HBAC is a party or which is material to the business of HBAC and its affiliates considered as one enterprise, or any order, judgment or decree known to us to be applicable to HBAC or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of HBAC under any material instrument or agreement know to us to which it is a party.

5. The Agreement has been executed and delivered by HBAC, and is, assuming due authorization, execution and delivery by BBI and Beckley, a valid and binding agreement of HBAC in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally,
         (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity governing and limiting the availability of specific performance, injunctive relief and other equitable remedies and (D) applicable laws and regulations and the application of principles of public policy underlying such laws and regulations limiting the enforceability of indemnification provisions).


                                 Exhibit B - 2

6. We are not aware of any material suit, legal proceeding or investigation pending or threatened, against HBAC, except as previously disclosed in the HBAC Disclosure Statement and other than ordinary routine litigation incidental to the business of HBAC; provided, however, that we are not counsel to HBAC in any litigation and with respect to litigation we are relying solely upon the representations and warranties of HBAC made in the Agreement with respect to material litigation and on HBAC's officer's certificate.

4. The execution and delivery of the Agreement did not, and the consummation of the transactions described therein will not, violate any provision of, the Certificate of Incorporation or Bylaws of HBAC, or, to our knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding to which HBAC is a party or which is material to the business of HBAC and its affiliates considered as one enterprise, or any order, judgment or decree known to us to be applicable to HBAC or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of HBAC under any material instrument or agreement know to us to which it is a party.

5. No consents, approvals or waivers are required to be obtained from any person or entity in connection with HBAC's execution and delivery of the Agreement, or, to our knowledge, the performance of its obligations or agreements or the consummation of the transactions described therein, except for required approvals of governmental or regulatory authorities and shareholders which have been obtained.

         We are licensed to practice in the State of West Virginia, and our opinions are not intended to, and do not, cover the laws of any other state. To the extent that matters as to which we have opined may be governed by the laws of any other state, our opinions are given as if such matters were governed by the laws of the State of West Virginia. Our opinion is based upon reported decisions of the West Virginia Supreme Court of Appeals as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         The opinions rendered herein are solely for your benefit and are not to be used, circulated or otherwise referred to without our prior written consent.

                                                               Very truly yours,



                                 Exhibit B - 3

                                   EXHIBIT C

           FORM OF LEGAL OPINION OF COUNSEL FOR BECKLEY BANCORP, INC.

                           _________________, 199___

HB Acquisition Company

--------------------

--------------------

Gentlemen and Ladies:

         We have acted as special counsel to Beckley Bancorp, Inc. ("BBI") and Beckley Federal Beckley ("Beckley") in connection with in connection with the Agreement and Plan of Merger by and between HB Acquisition Company ("HBAC"), Bank of Raleigh, BBI, and Beckley dated May ______, 1997, (the "Agreement") whereunder HBAC and BBI will merge, with BBI as the surviving corporation (the "Merger"). This opinion is given pursuant to Section 6.3(e) of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement.

         As special counsel for BBI and Beckley we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of rendering this opinion. In the course of our examination we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof. As to matters of fact relating to our opinion, we have relied on certificates and written statements of officers of BBI and Beckley and upon the representations and warranties of BBI and Beckley made in the Agreement. With respect to questions of good standing, we have relied solely upon the official letters of appropriate governmental authorities. We have also assumed for the purposes of the opinions expressed herein that the Agreement is a valid and binding obligation of HBAC.

         Each of the opinions hereinafter expressed is subject to the following further qualifications whether or not such opinions refer to such qualifications:

         (1) We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, set forth herein, made or furnished in connection with the Agreement or the transactions contemplated thereby or in any of the other documents referred to herein.

                                  Exhibit C - 1

         (2) Attorneys at our firm are licensed to practice law in the District of Columbia. The opinions expressed herein are limited to the federal securities and banking laws and regulations and Delaware laws applicable to BBI and Beckley in connection with the Merger and the Agreement, and we do not opine on any other federal law or the laws of any other applicable jurisdiction.

         (3) We have acted as special counsel solely in connection with the application of federal securities and banking laws and regulations and Delaware laws applicable to the Merger and the Agreement and, consequently, there may exist matters of a legal nature concerning BBI and Beckley or affiliated parties in connection with which we have not been consulted and have not represented BBI or Beckley.

         (4) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or inferred beyond the matters stated. Without limiting the foregoing, we express no opinion as to the anti-fraud provisions of federal and state securities laws.

         (5) We offer no opinion and do not purport to opine as to the enforceability of provisions contained in any documents relating to the Merger or contemplated by the Agreement or documents as to which BBI or Beckley is a party (a) relating to disclaimers, liability limitations with respect to third parties, releases, or legal or equitable rights, or discharges of defenses and remedies, (b) fixing the amount of liquidated damages, (c) requiring the payment of interest on interest, (d) providing for indemnification or contribution, and (e) relating to the payment of attorney's fees.

         (6) This opinion should in no way be construed as an opinion as to the materiality of the contents of the Proxy Statement.

         (7) Except as otherwise expressly stated, this opinion shall be governed and interpreted in accordance with the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).

         Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that, except as disclosed in the Agreement or the Disclosure Statement given by BBI in connection therewith:

1. BBI (i) is duly organized and incorporated, validly existing and in good standing (as a unitary savings and loan holding company) under the laws of the State of Delaware; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted; and
         (iii) is duly qualified to do business in the State of West Virginia, and, to our knowledge, in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business made such qualification necessary, except where failure so to qualify would not have a material adverse effect on BBI and its subsidiaries considered as one enterprise.

2. Beckley (i) is duly organized and incorporated, validly existing and has a corporate existence (as a federal Beckley) under the laws of the United States of America; (ii) has all requisite

                                  Exhibit C - 2
         power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) has a corporate existence in West Virginia, and, to our knowledge, in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Beckley.

3. BBI and Beckley each has the corporate power and authority to execute and deliver the Agreement and to perform its respective obligations and agreements and carry out the transactions described therein; the Board of Directors of BBI and Beckley have each taken all action required by law, its Certificate of Incorporation, Charter and Bylaws to authorize the execution and delivery of the Agreement; and the Board of Directors and the shareholders of BBI and Beckley have each taken all action required by applicable law and its Certificate of Incorporation, Charter and Bylaws to authorize the Merger.

4. The execution and delivery of the Agreement did not, and the consummation of the transactions described therein will not, violate any provision of, the Certificate of Incorporation or Bylaws of BBI or the Charter or Bylaws of Beckley, or, to our knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding to which BBI or Beckley is a party or which is material to the business of BBI and Beckley taken as a whole, or any order, judgment or decree known to us to be applicable to BBI or Beckley or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of BBI or Beckley under any material instrument or agreement know to us to which it is a party.

5. The Agreement has been executed and delivered by BBI and Beckley, and is, assuming due authorization, execution and delivery by HBAC, a valid and binding agreement of BBI and Beckley in accordance with its terms.

 6. We are not aware of any material suit, legal proceeding or investigation pending or threatened, against BBI or Beckley, except as previously disclosed in the BBI Disclosure Statement and other than ordinary routine litigation incidental to the business of BBI and Beckley; provided, however, that we are not counsel to BBI or Beckley in any litigation and with respect to litigation we are relying solely upon the representations and warranties of BBI and Beckley made in the Agreement with respect to material litigation and on BBI's officer's certificate.

7. Each outstanding share of BBI stock and Beckley stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable. Except as disclosed in the Agreement or in the BBI Disclosure Statement, neither BBI nor Beckley has any outstanding
         (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of BBI Stock or Beckley Stock or into any other securities of BBI or Beckley, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of BBI Stock or Beckley Stock or any other securities of BBI or Beckley, or (iii) plan, agreement or other

                                  Exhibit C - 3
         arrangement pursuant to which shares of BBI Stock or Beckley Stock or any other securities of BBI or Beckley, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

8. No term or provision of the Certificate of Incorporation or Bylaws of BBI or the Charter or Bylaws of Beckley, or to our knowledge, any mortgage, indenture, agreement, contract or other instruments known to us to which BBI or Beckley is a party or which may be binding upon its respective properties, requires the consent or authorization of any other person, firm or corporation as a condition precedent to the consummation of the Merger.

9. No consent or approval by any governmental authority is required under the laws of the United States of America or the State of Delaware in connection with the execution and delivery by BBI and Beckley of the Agreement or the consummation of the transactions contemplated by the Agreement, other than those approvals contemplated by the Agreement.

10. The Proxy Statement delivered to the shareholders of BBI complied as to form in all material respects with applicable regulations of the Securities and Exchange Commission.

         As used in the opinions expressed herein, the phrase "to our knowledge" used herein refers only to the actual current knowledge of the attorneys within our firm who have given substantive attention to BBI or Beckley in connection with the transactions contemplated by the Agreement and does not (a) include constructive notice of matters or information, or (b) imply that we have undertaken any independent investigation (i) with any persons outside of our firm or (ii) as to the accuracy or completeness of any factual representation, information or matter made or furnished in connection with the transactions contemplated by the Agreement. Furthermore, such reference means only that we do not know of any fact or circumstances contradicting the statements made herein, and does not imply that we know the statements to be correct or have any basis for such statements.

         This opinion is being rendered solely for the benefit of the addressee hereof and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. This opinion is given as of the date hereof, is expressly limited to the facts existing as of such date and we assume no obligations to advise you of changes that may hereafter be brought to our attention.

                               Very truly yours,

                                            MALIZIA, SPIDI, SLOANE & FISCH, P.C.

                                  Exhibit C - 4